Exhibit 99.1

Z Trim Holdings Reports Continued Sales Growth in Q2 2012

MUNDELEIN, IL, July 9, 2012/PRNewswire/ -- Z Trim Holdings, Inc. (OTC Markets: ZTHO – News), an agricultural technology company providing value-added ingredients to a variety of industries, today announced that it recorded, in the second quarter of 2012, its highest second quarter revenues in Company history – growth of 56% over second quarter 2011, and growth of 41% over the first two quarters of 2011.  “We plan on continuing to increase our sales volume, quarter over quarter,” said Steve Cohen, Z Trim CEO.  “With our outside manufacturer, Aveka Nutra Processing, set to come on line in the next quarter, we anticipate being able to service an even greater number of customers in the coming months.”

ABOUT Z TRIM®

Z Trim Holdings, Inc.(www.ztrim.com) is an agricultural technology company that owns existing, and has developed new, products and processes to make use of biomass for uses in food and many other industries.   The Company currently sells a line of products to the food industry that can help food manufacturers reduce their costs and help them solve many production problems.  The Company’s revolutionary technology provides value-added ingredients across virtually all food industry categories.  The Company’s all-natural products, among other things, help to reduce fat and calories, add fiber, provide shelf-stability, prevent oil migration, and add binding capacity – all without degrading the taste and texture of the final food products.  Perhaps most significantly, Z Trim’s products can help extend finished products, and thereby increase its customers’ gross margins.  Under the direction of new management since December 2007, Z Trim has focused its efforts and resources towards the manufacture, marketing and sales of its industry-changing products, while simultaneously developing related products and processes for both food and industrial ingredients.

 Forward-Looking Statements and Risk Factors

Certain statements in this press release are "forward−looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Z Trim Holdings to be materially different from any future results, performance or achievements expressed or implied by these forward−looking statements. Other factors, which could materially affect such forward−looking statements, can be found in our filings with the Securities and Exchange Commission at www.sec.gov, including risk factors relating to our history of operating losses, that our auditors have expressed substantial doubt regarding our ability to continue as a going concern, the fact that we may dilute existing shareholders through additional stock issuances, and our reliance on our intellectual property. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward−looking statements and are cautioned not to place undue reliance on such forward−looking statements. The forward−looking statements made herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward−looking statements to reflect subsequent events or circumstances.

Contacts:
Media:	Investors:
Angela Strickland	Thomas Wagner
(847) 549-6002	Legend Securities, Inc.
mediarelations@ztrim.com	718-233-2627

John Columbia
Legend Securities, Inc.
718-233-2677